Exhibit 10.9

                           CONVERTIBLE PROMISSORY NOTE


                                                               December 31, 2001


         1. Line of Credit. Randolph M. Pentel, an individual resident in Minnesota, ("Holder") hereby commits and agrees to loan to CapSource Financial, Inc. a Colorado corporation, ("CapSource") from time to time ("Draw Down") and on the terms and conditions set forth below an amount of money to be determined by Holder, ("Credit Line"). CapSource hereby promises to pay Holder or its assigns the principal amount drawn down pursuant to the Credit Line, together with interest thereon calculated from the date of the Draw Down in accordance with the provisions of this Note. Any Draw Down shall be recorded on Exhibit A and made a part of this Note.

         2. Interest Rate/Payment of Interest. Interest shall accrue from the date of the Draw Down at a rate equal to nine and one quarter percent (9.25%). Accrued interest shall be paid at maturity.

         3. Payment of Principal. The principal amount is due and payable upon demand. The Company may, at any time and from time to time without premium or penalty, prepay all or a portion of the outstanding principal of this Note. Prepayments of principal shall be applied as directed by the Company.

         4. Restrictions on Payment. Notwithstanding anything in this Note to the contrary, the obligations of the Company in respect of the principal, interest, fees, charges and other amounts on this Note, and all rights and remedies of the Holder under this Note, shall be senior in right of payment to all other indebtedness of the Company.

         5. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full or this Note has been converted into the Common Stock pursuant to paragraph 7, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

         6. Place of Payment; Notices. Payments of principal and interest, delivery of shares of Common Stock and any notice hereunder are to be delivered to the Holder at the following address:

                  Randolph M. Pentel
                  815 Deer Trail Court
                  St. Paul, Minnesota 55118

         Notices shall be deemed received when delivered personally, or one day after being sent by Federal Express or other overnight carrier, or five days after being sent by certified or registered mail.

         7. Governing Law. The validity, construction, and interpretation of this Note will be governed by the internal laws, and not the laws of conflicts, of the State of Minnesota.

         8. Conversion. This principal amount of this Note, together with all interest accrued and unpaid shall be convertible at the option of the Holder into shares of fully paid and nonassessable shares of Common Stock of the Company at a price of $1.00 per share ("Conversion Price"). Upon surrender of this Note, the Company shall deliver to the Holder certificates evidencing shares of Common Stock into which the principal amount of this Note, together with accrued and unpaid interest thereon, was converted. If a portion of this
Note is converted, the principal amount (together with accrued and unpaid interest thereon) so converted shall be applied for the proper number of shares of Common Stock for the portion converted and the balance of the unpaid principal amount hereof shall remain outstanding and due and payable in accordance with the terms hereof, or may be converted at a subsequent date pursuant to the terms of this Note. The conversion shall be deemed to have been effected immediately before the close of business on the date the Company receives a notice of conversion from the Holder. Following such

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surrender, in the case of a partial conversion, the Company shall issue a replacement note, in form and substance substantially similar to this Note, but appropriately revised to reflect such conversion.

         The Conversion Price shall be subject to adjustment as follows:

                  (a) If the Company at any time shall consolidate or merge with, or sell or convey all or substantially all its assets to, any other corporation, partnership or limited liability company, this Note or any portion hereof convertible into Common Stock as provided for herein shall adjust the Conversion Price such that this Note be convertible into such number and kind of securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance upon or with respect to the securities into which this Note or any portion hereof was convertible immediately before such consolidation, merger, sale or conveyance. The Company shall take such steps in connection with such consolidation or merger, sale or conveyance as may be necessary to assure that the provisions of this Note shall thereafter be applicable, as nearly as reasonably may be, in relation to any security or property thereafter deliverable upon conversion of this Note. The foregoing provisions shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the provisions hereof shall apply to such securities of such successor or purchaser after any such consolidation, merger or conveyance.

                  (b) If the shares of the Company's Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, the Conversion Price shall be proportionately reduced in case of a subdivision of shares or proportionately increased in the case of a combination of shares, in both cases by the ratio which the total number of shares of Common Stock to be outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately before such event.

         9. Fractional Shares. No fractional shares of Common Stock are to be issued in connection with any conversion, but in lieu of such fractional share, the Company shall make a cash payment therefor on the conversion date.

         IN WITNESS WHEREOF, the Company has executed and delivered this Note on the date first above written.


                                        CapSource Financial, Inc.




                                        ------------------------------------
                                        By:    Fred Boethling
                                        Title: President


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                                    EXHIBIT A


DRAW DOWN                DATE OF DRAW DOWN                  AMOUNT OF DRAW DOWN





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


               ADDENDUM TO PROMISSORY NOTE DATED DECEMBER 31, 2001


         Section 3 of the Promissory Note dated December 31, 2001 between Randolph M. Pentel and CapSource Financial, Inc. is hereby amended and modified to read as follows:

                  3. Payment of Principal. The principal is due December 31, 2004. the Company may, at any time and from time to time without premium or penalty, prepay all or a portion of the outstanding principal of this Note. Prepayments shall be applied to the Note as directed by the Company.

         IN WITNESS WHEREOF, with the full intention of modifying that certain Promissory Note dated December 31, 2001, the parties have executed this Addendum.


Date of Addendum: January 31, 2002
                  ----------------




COMPANY:                                   HOLDER:

CapSource Financial, Inc.                  Randolph M. Pentel


-------------------------------------      -------------------------------------
By:  Steven E. Reichert                    Randolph M. Pentel
Its: Vice President


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